TRAC Intermodal Reports Second Quarter 2014 Earnings

PRINCETON, N.J., Aug. 11, 2014 /PRNewswire/ -- TRAC Intermodal LLC, the largest provider of intermodal chassis in North America, will present its second quarter 2014 earnings and financial results on Tuesday, August 12, 2014 at 9:00 a.m. Eastern Daylight Savings Time. Dial in information for the conference call can be accessed as follows:

https://cossprereg.btci.com/prereg/key.process?key=PTGTVYGQC

Presentation materials to be used by management on the conference call are available on the "Investor Relations" section of the Company's website. The Company's financial statements are attached as an exhibit to this press release. An on-demand audio replay of the conference call will also be available on the Company's website within 24 hours of the call. This earnings announcement, as well as additional detailed financial information, is contained in the "Investor Relations" section of the Company's website at www.tracintermodal.com and on Form 8-K furnished to the Securities and Exchange Commission.

About TRAC Intermodal

TRAC Intermodal is the world's largest provider of marine and domestic chassis, measured by total assets, operating throughout the United States, Canada and Mexico. TRAC Intermodal provides short term rentals through an extensive chassis pool network, long term chassis leasing and pool/fleet management through the utilization of its proprietary PoolStat® information management system. TRAC Intermodal's active fleet consists of approximately 272,000 chassis. TRAC Intermodal has a broad operating footprint with 630 marine, 167 domestic and 59 depot locations across North America and is the leader in providing chassis solutions to the intermodal industry.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are statements other than statements of historical fact and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following: the volume of world trade due to economic, political, or other factors; increased operating costs; increased regulatory costs; defaults by our customers; and, the demand for chassis. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K and our Registration Statement on Form S-4. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

FOR MORE INFORMATION:

Investor Relations:
Blake Morris
bmorris@tracintermodal.com
+1 609.986.0270

Media Requests:
David Hamm
dhamm@tracintermodal.com
+1 609.986.0260

TRAC Intermodal LLC
211 College Rd East
Princeton, NJ 08540
www.tracintermodal.com

Exhibit - Financial Statements

TRAC Intermodal LLC and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(Dollars in Thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$ 13,587	$ 11,843
Accounts receivable, net of allowance of $17,127 and $12,475, respectively	127,390	113,138
Net investment in direct finance leases	19,255	25,026
Leasing equipment, net of accumulated depreciation of $390,286 and $365,429, respectively	1,414,950	1,394,088
Goodwill	251,907	251,907
Other assets	43,908	45,908
Total assets	$ 1,870,997	$ 1,841,910

Liabilities and member's interest
Liabilities
Accounts payable	$ 13,862	$ 12,092
Accrued expenses and other liabilities	56,769	42,692
Deferred income taxes, net	93,711	99,331
Debt and capital lease obligations:
Due within one year	36,596	34,029
Due after one year	1,158,502	1,130,108
Total debt and capital lease obligations	1,195,098	1,164,137
Total liabilities	1,359,440	1,318,252

Commitments and contingencies	—	—

Member's interest
Member's interest	545,592	562,006
Accumulated other comprehensive loss	(34,035)	(38,348)
Total member's interest	511,557	523,658
Total liabilities and member's interest	$ 1,870,997	$ 1,841,910

TRAC Intermodal LLC and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues
Equipment leasing revenue	$ 139,715	$ 111,967	$ 271,084	$ 219,514
Finance revenue	561	808	1,156	1,818
Other revenue	12,151	14,257	19,838	23,599
Total revenues	152,427	127,032	292,078	244,931

Expenses
Direct operating expenses	82,983	73,193	149,816	134,196
Selling, general and administrative expenses	22,544	13,747	41,113	27,261
Depreciation expense	16,773	17,689	35,277	34,963
Provision for doubtful accounts	3,660	2,551	7,117	4,707
Impairment of leasing equipment	1,191	431	2,317	2,564
Early retirement of leasing equipment	37,766	—	37,766	—
Loss on modification and extinguishment of debt and capital lease obligations	80	248	102	895
Interest expense	21,375	22,688	43,591	45,410
Interest income	(23)	(269)	(47)	(271)
Other income, net	(135)	(1,192)	(517)	(1,990)
Total expenses	186,214	129,086	316,535	247,735

Loss before benefit for income taxes	(33,787)	(2,054)	(24,457)	(2,804)
Benefit for income taxes	(12,042)	(821)	(8,186)	(1,136)
Net loss	$ (21,745)	$ (1,233)	$ (16,271)	$ (1,668)

TRAC Intermodal LLC and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in Thousands)
	Six Months Ended June 30,

	2014	2013
Cash flows from operating activities
Net loss	$ (16,271)	$ (1,668)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,407	35,084
Provision for doubtful accounts	7,117	4,707
Amortization of deferred financing fees	3,296	3,035
Loss on modification and extinguishment of debt and capital lease obligations	102	895
Derivative loss reclassified into earnings	8,995	10,248
Ineffective portion of cash flow hedges	(41)	(40)
Impairment of leasing equipment	2,317	2,564
Early retirement of leasing equipment	37,766	—
Share-based compensation	436	533
Deferred income taxes, net	(9,113)	(947)
Other, net	(521)	(1,253)
Changes in assets and liabilities:
Accounts receivable	(21,430)	(30,173)
Other assets	(2,030)	(2,241)
Accounts payable	1,770	4,954
Accrued expenses and other liabilities	13,651	2,577
Net cash provided by operating activities	61,451	28,275

Cash flows from investing activities
Proceeds from sale of leasing equipment	6,694	5,036
Collections on net investment in direct finance leases, net of interest earned	2,359	2,861
Purchase of leasing equipment	(95,888)	(88,726)
Purchase of fixed assets	(1,023)	(2,339)
Net cash used in investing activities	(87,858)	(83,168)

Cash flows from financing activities
Proceeds from long-term debt	92,000	86,000
Repayments of long-term debt	(61,192)	(48,824)
Cash paid for debt issuance fees	(1,973)	(1,769)
Repurchase of indirect parent shares from employees	(585)	(470)
Net cash provided by financing activities	28,250	34,937

Effect of changes in exchange rates on cash and cash equivalents	(99)	(241)
Net increase (decrease) in cash and cash equivalents	1,744	(20,197)
Cash and cash equivalents, beginning of year	11,843	26,556
Cash and cash equivalents, end of period	$ 13,587	$ 6,359
Supplemental disclosures of cash flow information
Cash paid for interest	$ 31,224	$ 32,845
Cash paid for taxes, net	$ 937	$ 28